Exhibit 10.1

AMENDMENT NO. 4 TO STRATEGIC ALLIANCE AGREEMENT

This AMENDMENT NO. 4 (this “Amendment”) is made and entered into as of this 10th day of November, 2010 by and between Quest Diagnostics Incorporated, a Delaware corporation (“Quest Diagnostics”), and Vermillion, Inc., a Delaware corporation (“Vermillion”) formerly known as Ciphergen Biosystems, Inc., with respect to that certain Strategic Alliance Agreement, dated as of July 22, 2005 between Quest Diagnostics and Vermillion, as amended by that certain Amendment No. 1 to Strategic Alliance Agreement dated as of July 21, 2008, that certain Amendment No. 2 to Strategic Alliance Agreement dated as of October 28, 2008 (“Amendment No. 2”) and that certain Amendment to Strategic Alliance Agreement, dated as of October 7, 2009 (collectively, the “Strategic Alliance Agreement”). Capitalized terms used and not otherwise defined herein are used with the meanings attributed thereto in the Strategic Alliance Agreement.

RECITALS

WHEREAS, Quest Diagnostics made a Development Election with respect to a test for ovarian cancer (“OVA1 Test”) but, pursuant to Section 5.6 of the Strategic Alliance Agreement, did not commercialize the test as a Licensed Laboratory Test;

WHEREAS, Vermillion has received approval from the FDA for the OVA1 Test and has independently developed a Test Kit for a clinical laboratory test for ovarian cancer;

WHEREAS, the parties wish for Quest Diagnostics to provide Test Kit Services for the OVA1 Test; and

WHEREAS, the parties wish to establish royalties, fees and other payments for the OVA1 Test as a Test Kit Service different from the methodology set forth in Schedule E to the Strategic Alliance Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto agree as follows:

AGREEMENT

1. The royalties and fees schedule set forth in Schedule E to the Strategic Alliance Agreement shall not apply to the OVA1 Test. Instead, the fees, royalties and other payments owing between Vermillion and Quest Diagnostics with respect to the OVA1 Test shall be governed in their entirety by the terms set forth in Exhibit 1 hereto, which Exhibit 1 is hereby added to the Strategic Alliance Agreement as a new Schedule E-1 thereto.

2. Except as amended hereby, the Strategic Alliance Agreement shall remain unaltered and in full force and effect, and each of the Parties hereby ratifies and confirms the Strategic Alliance Agreement. Without limiting the foregoing, the Parties agree that Schedule E to the Strategic Alliance Agreement shall remain in effect for any Licensed Laboratory Services and any Test Kit Services other than the OVA1 Test and PAD Test (which is covered in Amendment No. 2) regardless of whether any such Licensed Laboratory Service or Test Kit Service involves any Proprietary Supplies or Test Kits purchased from or through Vermillion;

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

QUEST DIAGNOSTICS INCORPORATED		VERMILLION, INC.

By:	/s/ Nicholas J. Conti	By:	/s/ Gail S. Page

Name:	Nicholas J. Conti	Name:	Gail S. Page

Title:	Vice President Business Development	Title:	Executive Chair of the Board of Directors

EXHIBIT 1 TO AMENDMENT NO. 4 TO STRATEGIC ALLIANCE AGREEMENT

SCHEDULE E-1

ROYALTIES AND FEES TO VERMILLION (F/K/A CIPHERGEN BIOSYSTEMS)

IN RESPECT OF OVA1™

1.	This Schedule E-1 shall form a part of Schedule E and notwithstanding anything to the contrary in Schedule E or the Agreement, the fees, royalties and all other payments owing between Vermillion and Quest Diagnostics with respect to the OVA1™ assay during the Exclusive Period (as defined below) shall be governed in their entirety and solely by the terms of this Schedule E-1.

2.	Quest Diagnostics shall owe $50 to Vermillion upon performing each OVA1™ assay (the “Fixed Payment”). This will be a non-refundable fixed payment. Quest Diagnostics will be obligated to pay Vermillion the Fixed Payments whether or not Quest Diagnostics receives any reimbursement for the assay. The aggregate Fixed Payments with respect to all OVA1™ assays performed during the immediately preceding calendar month shall be paid to Vermillion in immediately available funds on or before the fifth Business Day of a calendar month.

3.	In addition to the Fixed Payment, Quest Diagnostics shall pay Vermillion a variable payment (the “Variable Payment”) equal to thirty-three percent (33%) of Quest’s Gross Margin (as defined below) with respect to each OVA1™ assay performed by Quest Diagnostics. The amount of the aggregate Variable Payment for the immediately preceding calendar month will be calculated at the beginning of a calendar month based on the average reimbursement received during such immediately preceding month per OVA1™ assay reimbursed (the “Average Reimbursement per Assay”). “Quest’s Gross Margin” for any calendar month shall equal the Average Reimbursement per Assay for such month, less the sum of (x) Quest Diagnostics’ cost of goods used in connection with performing the assay (initially estimated at $45.16), and (y) the Fixed Payment. Quest’s Gross Margin shall be deemed to be zero if such difference is less than zero. The monies due Vermillion will be paid on a monthly basis and shall be paid to Vermillion in immediately available funds on or before the fifth Business Day of each calendar month.

4.

On or before the 60th day following the start of a calendar year, Quest Diagnostics will calculate the actual aggregate reimbursement received during the immediately preceding calendar year for all OVA1™ assays it performed, regardless of when performed (the “Actual Reimbursement Amount”). If the Actual Reimbursement Variable Payment (as defined below) is greater than the aggregate Variable Payments paid in respect of the calendar year or any month thereof (the “Average Reimbursement Variable Payment”), Quest Diagnostics will pay Vermillion the difference concurrently with the next scheduled Variable Payment. If the Actual Reimbursement Variable Payment is less than the Average Reimbursement Variable Payment, Quest Diagnostics will be entitled to apply such difference as a credit or offset against the next scheduled Variable Payment owed to Vermillion; provided that in no event will Quest Diagnostics apply such a credit or offset against a Variable Payment in excess of 50% of the original amount of such Variable Payment; provided further that any amount of such difference not applied as a credit or offset shall be available without expiry as a credit or offset against subsequent Variable Payment(s) owed to Vermillion. The “Actual

Reimbursement Variable Payment” in respect of any calendar year is equal to thirty-three percent (33%) of the excess, if any, of (i) the Actual Reimbursement Amount for such calendar year over (ii) the sum of (x) Quest Diagnostics’ cost of goods used in connection with performing OVA1™ assays during such calendar year (initially estimated at $45.16 per assay) and (y) the aggregate Fixed Payments paid in respect of such calendar year. To avoid ambiguity, if such excess is negative, then the Actual Reimbursement Variable Payment for such calendar year shall be zero.

5.	All payments required by this Schedule E-1 shall be retroactive back to the date that the OVA1™ assay is first Commercialized. On or before the fifth Business Day after the end of the month of the date of the Amendment No. 4 to the Strategic Alliance Agreement, Quest Diagnostics will pay Vermillion an amount equal to the excess of (i) the sum of (x) the aggregate Fixed Payment for OVA1™ assays performed by Quest Diagnostics from such Commercialization through the end of such month plus (y) the aggregate Variable Payment for such period over (ii) the aggregate amount Quest Diagnostics has paid to Vermillion during such period with respect to the OVA1™ test under Schedule E. Quest Diagnostics agrees to bill for all OVA1™ tests promptly and to use other reasonable efforts to maximize OVA1™ test reimbursements.

6.	With respect to the OVA1™ test, the definition of Exclusive Period in Schedule E shall not apply and in lieu thereof “Exclusive Period” shall mean the period beginning on the date that such product is first Commercialized and ending on the fifth (5th) anniversary of the date that such product was cleared or approved by the FDA in the United States. Quest Diagnostics shall have the right to extend the Exclusive Period in its sole discretion for one additional year on the same terms and conditions.

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